April 3 1996

Mr. Timothy J. Buchanan
Chief Executive Officer
Sterling House Corporation
453 S. Webb Road, Suite 500
Wichita, Kansas  67207

Dear Mr. Buchanan:

We understand that Sterling House Corporation ("Lessee") would like Health Care REIT, Inc. ("Lessor") to provide lease financing for up to an additional twenty-four (24) assisted living facilities (individually, a "Facility" and collectively, the "Facilities") in the states of Kansas, Oklahoma, Texas and Ohio. The Facilities shall be financed in two phases: Phase IV and Phase V. This letter outlines the terms and conditions pursuant to which the Lessor would agree to provide financing.


                      BASIC FINANCING TERMS

 1.    Lessee and Guarantor:  Sterling House Corporation.

 2. Lease Amount: Phase IV: Up to $21,555,000 for twelve prototypical properties at $47,000 to $52,000 per unit. Lease amount to be determined by size of facility and whether it was constructed by the Lessee or an outside contractor. The sources/uses statement for the prototypical facilities are included herein as Exhibit A. Subject to the fulfillment of all conditions, including the approval of the Investment Committee of HCRI for Phase V: Up to $21,555,000 for twelve prototypical properties at $47,000 to $52,000 per unit.

 3.    Use of Proceeds:  To provide Construction, Initial
       Term and Renewal Term Lease Financing for the
       Facilities, the land on which the Facilities are located and costs and expenses of the Lease
       Financing.
 4. Phasing of Construction and Funding: In addition to the other terms and conditions hereof, including
       Paragraph 23, in order to avoid unexpected working capital and manpower shortages, Phase IV and V shall proceed only after Phases I, II and III of the Original HCRI Facilities have commenced. The following requirements and conditions for Phases IV and V will be adhered to:

       a.   Phase IV:  Phase IV consists of twelve (12)
            Facilities with construction to commence and continue only so long as the following requirements are met:

           (i) The First 15 Properties, as described on Exhibit B(1) hereto, cover all costs and debt service, collectively, and have a combined unit occupancy percentage of at least 85%;

          (ii) The rent-up of Phases I, II, and III are proceeding at a pace at least equal to the Anticipated Rent-up Schedule included on
                   Exhibit C;

         (iii) There shall be no defaults relating to the Facilities, the First 15 Properties, or any assisted living facilities owned or operated by Lessee or affiliates and financed by MMR, HCRI or other parties, including those facilities described on Exhibit B(2); b. Phase V:
                  Phase V consists of the second set of twelve
                  (12) Facilities with construction to commence and continue only for so long as the requirements of Paragraph 5a (as modified to include the Phase IV Facilities) have been met.

       c.   Developers Fee:  No Developers Fee will be funded.

       d. Conveyance: At the Closing of each Lease, the real property will be conveyed to HCRI and leased to Lessee. Upon completion of the construction, all tangible personal property financed by HCRI used in the operation of the Facility will be transferred to HCRI by bill of sale and then leased to Lessee.

       e. Lessee's Obligation: At the option of Lessee, Lessee, its affiliates and successors will proceed with the construction of some or all of the 24 Facilities as described herein. If Lessee elects to proceed with Phase IV, Lessee shall proceed with Phase IV by July 1, 1996 and complete such Phase by January 1, 1998, and if Lessee elects to proceed with Phase V, then Lessee shall proceed with Phase V by July 1, 1997 and complete such Phase by August 1, 1999. The Phase V commencement date shall be subject to Phase IV commencing on a timely basis as determined by Lessor. Each of the Facilities developed with HCRI financing shall be substantially similar and of no lower quality than the First 15 Properties and other facilities described in Exhibits B(1) and B(2).

 5.    Term:  Per Facility:  Up to eight-month Construction
       Period; an Initial Term, followed by three five-year
       Renewal Terms at Lessee's option. The length of the Initial Term for each bundle shall be approximately equal to the maximum term calculated consistent with operating lease treatment but in no event less than eleven (11) years.

       Credit: Unless the construction of each Facility in a particular Phase of the overall credit commences within at least eighteen (18) months of the commencement of that Phase and is continuing substantially in accordance with a six- to eight-month construction schedule subject to Force Majeure, the remaining credit for the particular Phase and all subsequent Phases are subject to suspension or cancellation by HCRI.

 6.    Lease Rate:

       a. Construction Period: Base rate announced from time to time by National City Bank (Cleveland) plus 2.75% paid monthly. In the event the Construction Period exceeds eight (8) months for any Facility for any reason other than Force Majeure, the lease rate for that facility shall be increased by 50 basis points for each month beyond the eight-month Construction Period until construction is completed.

       b. Initial Term: 3.70% plus yield for the most actively traded United States Treasury Notes having the term that most nearly approximates the Initial Term.

       c. Renewal Terms: The Lease rate during the renewal terms shall be calculated identically to the calculation thereof set forth in the operating leases previously executed by the parties.

       d. Inflation Adjustment: Rate during second and all subsequent years of the Initial and Renewal Terms will be increased by 20.0 basis points.

       e.   Calculation Method:  365/360.

 7.    Purchase Option:  For the Phase IV and Phase V
       Facilities, the terms and conditions of the purchase option shall be identical to the terms and conditions contained in the operating leases previously executed by the parties during the last sixty (60) days of the Initial Term and each of the Renewal Terms. The Facilities may be purchased from the Lessor for an amount equal to the greater of i) the fair market value of the Facility or ii) the Lease Amount(being the total amount advanced by HCRI for the Facility).

 8. Bundled Terms and Option Exercises: The financings for Phase IV and Phase V will each be considered a separate bundle and each will be coterminous and will have identical renewal dates and option exercise periods so that, subject to the operating lease, Lessee's decision to abandon or renew any of the Lease Financing or acquire any of the Facilities will be the same for all Facilities within a bundle. Accordingly, at the time each Lease Financing in a bundle is closed, the term, Renewal Date and option exercise periods for prior financings within such bundle will be automatically extended to be coterminous with the most recently closed financing.

9. Security: Lessor will require the following security for the Lease Financing from the Lessee and its affiliates:
       (i) first lien on Facility personal property financed by HCRI, including receivables; (ii) assignment of leases and rents of the Facility; (iii) Letters of Credit for Phases I, II and III will remain in place and provide security for all phases (Phases I, II, III, IV and V);.(iv) subordination, attornment and nondisturbance agreement with any sublessee of the Facilities; (v) a nondisturbance agreement with any equipment lender/lessor for a Facility;
       (vi) assignment and estoppel agreement for any Facility material contracts; and (vii) assignment of Facility licenses and permits.

10. Triple Net: The Lessee shall be responsible for all costs associated with insurance, utilities, maintenance and taxes.

11. Subordination of Payments: In the event of default, distributions and payments, including management fees, to Lessee, Affiliates or any affiliate of either of these parties shall be subordinated to all obligations owed to HCRI. The Management Fees shall be subject to the same conditions and limitations as existed under the current financing arrangements.

12. Equity Contributions: Letter evidencing Marketing/Startup and the Working Capital as defined in Exhibit A.

13. Late Payment Charge: 5% of amount due, if not paid within ten (10) days of the due date.

14. Default Rate of Interest: The greater of 18.0% or 2.5% plus the then applicable rate.

15. Events of Default: Continuing and uncured breaches of any financial, affirmative and negative covenants or any other terms of this Commitment Letter and lease documentation shall constitute Events of Default. There shall be 10-day and 30-day grace periods for monetary and nonmonetary defaults, respectively. For so long as Lessee is diligently and in good faith attempting to cure nonmonetary defaults, Lessee shall have up to an additional 60-day grace period. Such covenants and other terms shall be identical to those included in the leases entered into between Lessor and Lessee in Phases I, II and III.

16. Financial Covenants: The following financial covenants will be included: (i) each Facility must attain a debt service coverage ratio of at least 1.25 to 1 (after management fees equal to 8% of gross revenues and a replacement reserve equal to $300 per unit per year) during at least one month during the 8-month period following issuance of the occupancy permit and operating license; (ii) during the second full year of operations, the Facility must attain debt service coverage ratio (as described above) of at least 1.25 to 1.00; provided, however, that once two or more Facilities have entered the second full year of operation, the debt service coverage for lagging facilities may be as low as 1.15 to 1 if the collective debt service coverage for such Facilities over one year old is at least 1.25 to 1; (iii) Sterling House Corporation shall provide annual audited financial statements and quarterly/unaudited financial statements;
       (iv) each Facility shall provide annual and quarterly unaudited financial statements; and (v) Sterling House Corporation shall maintain a minimum net worth of $17,500,000, with minimum cash or cash equivalents of $2,000,000. Such covenants and other terms shall be identical to those included in the leases entered into between Lessor and Lessee in Phases I, II and III.

17. Affirmative Covenants: Lessee covenants that Lessee shall manage the Facilities during the terms of the leases. Any change in management contracts shall be subject to approval by Lessor, which approval shall not be unreasonably withheld.

18. Negative Covenants: The following will be prohibited without the consent of Lessor: (i) transfer of Facilities; (ii) management fees for a Facility in excess of 8% of Facility gross revenues, (iii) creation of other indebtedness on the Facilities; and (iv) modification of any material contracts. Lessee certifies that no real estate investment trust ("REIT") or other financier prohibits Lessee, without their consent, from mergers, consolidations, or other similar substantive changes in Lessee, or mergers, consolidations, sales, exchanges or the issuance of any notes or securities which would have an adverse material impact on the condition or performance of Lessee or any Facility.

19. Governing Law: The Leases will be governed by the laws of the states in which the Facilities are located.

20. Due Diligence Review: HCRI's customary due diligence review including, but not limited to, review and approval of site location and market study, review and approval of the foregoing items, the title policy through Stanley R. Day of Lawyers Title Insurance Corporation, survey, certificate of need, zoning matters, environmental assessment, property inspection, pest inspection, "as-built" appraisal indicating a valuation for each Facility in excess of at least 1.20 times the Lease Amount, licensure and reimbursement requirements, compliance with laws, financial condition and creditworthiness of Lessee and affiliates, five-year proforma operating statements, property and liability insurance and legal opinion. All due diligence items will be subject to meeting Lessor's underwriting requirements.

21.    Special Terms for Each Construction Financing:

       a. Disbursements: Not more than once a month in accordance with a construction draw schedule.
            Disbursements will be subject to customary conditions including title updates, and certificate by Lessor's consulting architect.

       b.   Retainage:  10% of subcontractors.

       c.   List of Contractors and Vendors:  Supplied to HCRI.

       d.   Budget: Architect's Agreement and Contractor's
            Contracts:  Approved by HCRI.

       e.   Collateral Assignment of Architect's and Contractor's
            Agreement:  Required.

       f. Consulting Engineer's Fee: $500.00 per day, plus expenses.

       g. Commencement of Construction: If Lessee elects to proceed with Phase IV, Lessee shall be required to commence development of the first Facility by July 1, 1996 and for all subsequent Facilities within ninety days of closing of the land.

22. Conditions to Closing each Lease Financing: HCRI's obligation to close will be conditioned upon the following: (i) approval of the due diligence review that will include, in addition to items set forth in Paragraph 21, the approval of the site location and market demographics for each Facility; (ii) the availability of funding to HCRI; (iii) approval of Lease documentation; and (iv) no default under any existing loan or lease documentation relating to any of the Facilities, any of the First 15 Properties, or any other assisted living facilities owned or operated by Lessee or affiliates and financed for Lessee by MMR, Lessor or any other party. These conditions shall be satisfied for each Facility and financing thereof.

23. Commitment Fee: 2% paid at Closing of each Facility, of which 1% is allocable to the construction financing and 1% to the permanent financing.

24.    Deposit:  $50,000 applied to Commitment Fee.

25. Commitment Expiration Date: This Commitment will expire if not accepted and returned to Lessor by 3:00 p.m.
       Eastern time on  April 4, 1996.

26. Standard Terms: The Standard Terms of Commitment are attached hereto and incorporated herein. Lessee acknowledges that it has read and agrees to the Standard
       Terms of Commitment.

27. Acceptance of Commitment: This Commitment Letter will expire unless accepted by Lessee and returned to HCRI not later than the Commitment Expiration Date. Once accepted, Lessee shall be obligated as described herein. Lessee may only accept this commitment by executing the enclosed copy of this agreement and returning the executed agreement to Health Care REIT, Inc.

     In compliance with the Fair Credit Reporting Act, this notice is to inform the undersigned that in connection with this transaction, an investigation may be made as to Lessee's financial history, character, general reputation, personal characteristics and mode of living. Lessee may request from Lessor a complete disclosure of the nature and scope of the investigation.

Sincerely,                            Accepted By:
HEALTH CARE REIT, INC.                STERLING HOUSE CORPORATION
	                                 A Kansas Corporation



Bruce G. Thompson                     By:_____________________
Chairman
                                      Title:___________________
Dated: ___________________

                                 EXHIBIT A
                          SOURCES AND USES OF FUNDS

                           Using Outside Contractor
[S]                        [C]           [C]         [C]
Sources:
Square Feet                    18,500       21,500       25,600
Units                              33           37           42

HCRI Lease                 $1,710,000   $1,857,500    2,069,000
Equity Contribution           $98,000     $107,000     $117,000
Total Sources              $1,808,000   $1,964,500   $2,186,000

Uses:
Building Costs             $1,300,000   $1,400,000   $1,500,000
Land                         $150,000     $175,000     $250,000
FF&E                         $105,000     $115,000     $125,000
Construction Period Rent      $55,000      $65,000      $75,000
Architect/Engineer            $35,000      $35,000      $42,000
Financing Fee                 $35,000      $37,500      $42,000
Closing Costs                 $30,000      $30,000      $35,000
Letter of Credit              $43,000      $47,000      $52,000
Working Capital               $25,000      $30,000      $35,000
Marketing                     $30,000      $30,000      $30,000
Total Uses                 $1,808,000   $1,964,500   $2,186,000

Lease Amount Per Unit         $51,818      $50,203      $49,262

                      Using BCI Construction Company
[S]                            [C]         [C]          [C]
Sources:
Square Feet                    18,500       21,500       25,600
Units                              33           37           42

HCRI Lease                 $1,562,000   $1,735,000   $1,952,000
Equity Contribution           $94,000     $103,000     $114,000
Total Sources              $1,656,000   $1,838,000   $2,066,000

Uses:
Building Costs             $1,160,000   $1,290,000   $1,400,000
Land                         $150,000     $175,000     $250,000
FF&E                         $105,000     $115,000     $125,000
Construction Period Rent      $50,000      $55,000      $60,000
Architect/Engineer            $35,000      $35,000      $42,000
Financing Fee                 $32,000      $35,000      $40,000
Closing Costs                 $30,000      $30,000      $35,000
Letter of Credit              $39,000      $43,000      $49,000
Working Capital               $25,000      $30,000      $35,000
Marketing                     $30,000      $30,000      $30,000
Total Uses                 $1,656,000   $1,838,000   $2,066,000

Lease Amount Per Unit         $47,333      $46,892      $46,476

                                EXHIBIT B(1)

FIRST 15 PROPERTIES
(Note:  Census reported 2/96)
[S]                  [C]                 [C]                [C]
Location             Number of Units     Date Opened        Census
Augusta, KS                 21              10/91            100%
Olathe, KS                  37              12/92            100%
Wichita, KS                 26              09/93            100%
Abilene, KS                 26              11/93            100%
Bethany, OK                 26              01/94            100%
Topeka, KS                  37              05/94            100%
Junction City, KS           26              05/94            100%
Derby, KS                   26              05/94            100%
McPherson, KS               33              06/94            100%
Emporia, KS                 26              07/94            100%
Saline, KS                  33              08/94            100%
Wellington, KS              26              09/94           96.2%
Arkansas City, KS           33              09/94           60.6%
Parkwood, KS (?)            44              09/94          100.0%
Lenexa, KS                  37              11/94           91.9%

EXHIBIT B(2)

STERLING PROPERTIES
(Note:  Census reported 2/96)


Location             Number of Units     Date Opened        Census
Augusta, KS                 21              10/91            100%
Olathe, KS                  37              12/92            100%
Wichita, KS                 26              09/93            100%
Abilene, KS                 26              11/93            100%
Bethany, OK                 26              01/94            100%
Topeka, KS                  37              05/94            100%
Junction City, KS           26              05/94            100%
Derby, KS                   26              05/94            100%
McPherson, KS               33              06/94            100%
Emporia, KS                 26              07/94            100%
Saline, KS                  33              08/94            100%
Wellington, KS              26              09/94           96.2%
Arkansas City, KS           33              09/94           60.6%
Parkwood, KS (?)            44              09/94          100.0%
Lenexa, KS                  37              11/94           91.9%
Great Bend, KS              33              01/95          100.0%
Ponca City, OK              33              03/95           78.8%
Lawrence, KS                37              04/95           84.8%
Hays, KS                    33              06/95           97.0%
Dodge City, KS              35              07/95           77.1%
Bartlesville, OK            33              08/95          100.0%
Leawood, KS                 37              10/95           54.1%
Midwest City, OK            33              10/95          100.0%
Enid, OK                    33              10/95           78.8%
Shawnee, OK                 33              12/95           42.4%
Stillwater, OK              33              12/95           48.5%
Olathe II, KS               38              12/95           42.1%
Oklahoma City S.W., OK      33
Chickasha, OK               33

                                 EXHIBIT C

ANTICIPATED RENT-UP SCHEDULE
NET OF MOVE-OUTS

10 Units per Facility during first 45 days

4 Additional Units per 30-day period thereafter

STANDARD TERMS OF COMMITMENT

1. Commitment Fee and Deposit. The Commitment Fee will be deemed earned and nonrefundable upon execution by Customer of this Commitment Letter unless i) the Board of Directors of Health Care REIT, Inc. fails to provide the Financing in accordance with this Commitment Letter;
    ii) Health Care REIT, Inc. defaults under this Commitment Letter; or iii) Health Care REIT, Inc. fails to approve all due diligence and other items required to be submitted to Health Care REIT, Inc. including but not limited to the title insurance policy, survey, environmental assessment and appraisal. The Deposit will be nonrefundable; provided, however, that if the Commitment Fee is refundable pursuant to this paragraph, then Health Care REIT, Inc. will refund to Customer the Deposit less, in the case of iii) hereof, any costs and expenses incurred by Health Care REIT, Inc. The Commitment Fee constitutes the bargained-for consideration for Health Care REIT, Inc.'s issuance of this Commitment Letter and does not constitute liquidated damages for any damages arising from Customer's breach hereunder.

2. Expenses. In addition to the Commitment Fee and upon the acceptance of this Commitment Letter, Customer agrees to pay, or reimburse Health Care REIT, Inc., for all costs and expenses in connection with this transaction (whether or not a closing occurs), including but not limited to the following: i) title insurance premiums, search fees, commitment fees, and cancellation fees; ii) survey fees and expenses; iii) environmental assessment fees and expenses; vi) inspection fees and expenses including fees of consulting architects or engineers and reimbursement of expenses for inspection by Health Care REIT, Inc.'s representatives; v)appraisal fees and expenses; vi) pest inspection fees and expenses; vii) UCC search fees and expenses; viii) costs and expenses incurred by Health Care REIT, Inc. in investigating and negotiating this transaction including travel, meals, and lodging; and ix) attorneys' fees and expenses for Health Care REIT, Inc.'s counsel, both outside and in-house counsel, in connection with this transaction.

3. Reliance by Health Care REIT, Inc. This Commitment Letter has been issued in reliance upon the accuracy of the information furnished to Health Care REIT, Inc. by or on behalf of Customer and any guarantor and, notwithstanding any investigation by Health Care REIT, Inc., all such information is deemed to be material. Health Care REIT, Inc. intends to notify Customer's auditors of its reliance on the audited financial statements of Customer and any guarantor in making the Financing. Health Care REIT, Inc.'s obligation to close is conditional upon no material adverse change in the financial condition of Customer, any guarantor, or the Facility.

4. Compliance with Law. If any law or regulation affecting Health Care REIT, Inc.'s entering into this transaction imposes upon Health Care REIT, Inc. any material obligation, fee, liability, loss, cost, expense or damage which is not contemplated by this Commitment Letter, the commitment evidenced hereby maybe terminated by Health Care REIT, Inc. without any obligation of Health Care REIT, Inc. hereunder.

5. Assignment. Health Care REIT, Inc. may assign all or a part of this Commitment Letter of the Financing to another institutional investor. This Commitment Letter and the Financing Documents are not assignable by Customer by operation of law or otherwise.

6. Applicable Law. This Commitment Letter shall be governed in all respects by the internal laws (as opposed to the conflicts of laws provisions) of the State of Ohio. Customer and any guarantor i) submit to the jurisdiction of any state or federal court located in Lucas County, Ohio over any action or proceeding to enforce or defend any matter arising from or related to the Commitment Letter; ii) waive the defense of an inconvenient forum to the maintenance of any such action or proceeding; iii) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law; and
    iv) agree not to institute any legal action or proceeding against Health Care REIT, Inc. or any director, officer, employee, agent or property of Health Care REIT, Inc., concerning any matter arising out of or relating to the financing in any court other than one located in Lucas County, Ohio. Nothing in this section shall affect or impair Health Care REIT, Inc.'s rights to serve legal process in any manner permitted by law, or Health Care REIT, Inc.'s right to bring any action or proceeding against Customer or guarantor or the property of Customer or guarantor in the courts of any other jurisdiction.

7. Entire Agreement. This Commitment Letter sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior written or oral understandings with respect thereto; provided, however, that all written and oral represen-tations made by or on behalf of Customer with respect to the subject matter hereof shall survive this Commitment Letter.

8. Modification. No modification or waiver of any provision of this Commitment Letter shall be effective unless the same shall be in writing, signed by the parties hereto.

9. Notices. Any notice required hereunder shall be in writing delivered personally, or by a nationally recognized overnight courier service, or by certified mail, return receipt requested, postage prepaid, addressed to the party to be notified of the address set forth in the Commitment Letter or to such other address as each party may designate for itself by like notice.

    When personally delivered, all notices shall be deemed to be given when actually received. When mailed, all notices shall be deemed to be given when deposited with the overnight courier or with the U.S. mail.

10. Announcements. Health Care REIT, Inc. has the right to make public announcements regarding this Financing.

11. No Brokers. Customer represents and warrants that no financing brokers were used in connection with this transaction.

12. Customer's Obligations. Upon acceptance of this Commitment Letter, Customer shall be obligated to provide all due diligence items required by this Commitment Letter and to close this transaction. Customer acknowledges that Customer's failure to close this transaction shall cause irreparable injury to Health Care REIT, Inc. for which there is no adequate remedy at law and Health Care REIT, Inc. shall be entitled to obtain the remedy of specific performance
    (except where the failure to close is due to Health Care REIT, Inc.'s objection to title, survey, zoning, environmental or appraisal matters). Customer irrevocably waives all defenses based on the adequacy of a remedy at law that might be asserted as a bar to the remedy of specific performance.